                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:

     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     /X/ Definitive proxy statement

     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                               DETREX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                               DETREX CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

--------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

--------------------------------------------------------------------------------

     (3) Filing party:

--------------------------------------------------------------------------------

     (4) Date filed:

--------------------------------------------------------------------------------

                               DETREX CORPORATION
                           24901 NORTHWESTERN HIGHWAY
                                   SUITE 500
                           SOUTHFIELD, MICHIGAN 48075

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 25, 1996

     PLEASE TAKE NOTICE that the annual meeting of shareholders of DETREX CORPORATION will be held on Thursday, the 25th day of April, 1996 at 11:00 o'clock, Local Time, in the forenoon, at the Radisson Plaza Hotel, 1500 Town Center, Southfield, Michigan, for the purposes of considering and acting upon the following:

     (1) the election of three directors;

     (2) the consideration of a shareholder proposal to amend the corporation's by-laws to establish a shareholders' advisory committee; and

     (3) the transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

     The Board of Directors knows of no other business which will be presented to the shareholders at this meeting.

     The Board of Directors has fixed February 23, 1996 as the record date for the determination of the shareholders entitled to receive notice of and to vote at the annual meeting of shareholders and any adjournments or postponements thereof.

     It is important that proxies be returned promptly. Therefore, shareholders who do not expect to attend in person are requested to vote, sign, date and return the enclosed proxy, which is solicited by the Board of Directors, in the enclosed prepaid envelope.

                                          By Order of the Board of Directors

                                          ROBERT M. CURRIE
                                          Secretary

Dated: March 25, 1996

                               DETREX CORPORATION
                           24901 NORTHWESTERN HIGHWAY
                                   SUITE 500
                           SOUTHFIELD, MICHIGAN 48075

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

     The Board of Directors of DETREX CORPORATION (the "Corporation" or "Detrex") requests all shareholders who do not expect to be present at the annual meeting to be held April 25, 1996 (the "Annual Meeting"), and who wish their stock to be voted upon the business to be transacted thereat to vote, sign, date and return the enclosed form of proxy. At any time before it is voted, each granted proxy may be revoked by the shareholder by a later-dated proxy, by written revocation addressed to the Secretary of the Corporation at the address listed below, or by voting by ballot at the Annual Meeting. The cost of solicitation is being borne by the Corporation. This solicitation is made by and on behalf of the Board of Directors of the Corporation. Proxies received by the Board of Directors from shareholders will be voted at the meeting. It is anticipated that this Proxy Statement and the enclosed Proxy will be mailed to the shareholders of the Corporation on or about March 25, 1996. The Corporation's principal offices are located at 24901 Northwestern Highway, Suite 500, Southfield, Michigan 48075.

     Only shareholders of record at the close of business on February 23, 1996 are entitled to vote at the Annual Meeting. As of that date, there were 1,583,414 shares of common stock, $2 par value per share, ("Common Stock") outstanding and entitled to vote. They were the only outstanding shares of the Corporation. Every holder of outstanding shares of Common Stock entitled to be voted at the Annual Meeting is entitled to one vote for each share held.

     Presence in person or by proxy of holders of a majority of the shares of Common Stock will constitute a quorum at the Annual Meeting. Assuming a quorum is present, directors are elected by a plurality vote of all votes cast. In accordance with applicable law, abstentions and broker non-votes will not have the effect of votes in opposition to a director.

                             ELECTION OF DIRECTORS

     The Articles of Incorporation of the Corporation provide for the classification of directors into three classes of membership as nearly equal in number as possible, with three-year terms expiring on successive annual meeting dates. The Corporation's By-Laws currently provide that the Board of Directors shall consist of not less than seven nor more than twelve persons as shall be fixed from time to time by the Board. At a meeting on December 13, 1995 the Board voted to increase the number of directors from seven to eight.

     At the Annual Meeting, two Directors of the First Class will be elected to serve for a term of three years and until their successors have been elected and have qualified. The terms of the two present Directors of the First Class, John
F. Mangold and William C. King, expire at the Annual Meeting. Mr. Mangold was elected by the shareholders in 1993. Mr. King was elected by the Board of Directors in May 1995 to replace Joseph L. Wenzler, who resigned in April 1995.

     Also at the Annual Meeting one Director of the Third Class will be elected to serve for a term of two years and until his or her successor has been elected and has qualified. The term of one of the present Directors of the Third Class, Thomas E. Mark, expires at the Annual Meeting. In December 1995, when the number of directors was increased, the Board of Directors elected Mr. Mark as a Director of the Third Class, effective January 1996, to serve until the Annual Meeting.

     It is the intention of the persons named in the accompanying form of proxy to vote such proxies for the nominees named below. The Board of Directors has no reason to believe that any nominee will be unable to serve. In the event that any nominee should not be available, the persons named in the proxy will vote for the election of such substitute nominee as may be selected by the Board of Directors of the Corporation.

                   NOMINEES For Directors of the First Class:

                                John F. Mangold
                                William C. King

                    NOMINEE For Director of the Third Class:

                                 Thomas E. Mark

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 6, 1996, the amount of Common Stock beneficially owned by each director and nominee for director, each current executive officer named in the Summary Compensation Table, and all directors, nominees for director and executive officers as a group:

                                                                   TOTAL SHARES              PERCENT OF
                            NAME                               BENEFICIALLY OWNED(1)           CLASS
------------------------------------------------------------   ---------------------         ----------
John D. Withrow.............................................            5,000(2)                   *
Bruce W. Cox................................................           65,290(2)                 4.0%
John F. Mangold.............................................            5,500(2)                   *
William C. King.............................................            5,000(2)(3)                *
Robert A. Emmett, III.......................................           43,642(2)(4)(5)           2.7%
Benjamin W. McCleary........................................            5,500(2)                   *
Arbie R. Thalacker..........................................           33,500(2)(4)              2.0%
Thomas E. Mark..............................................           18,750(2)                 1.1%
Gerald J. Israel............................................            6,000(2)                   *
Robert M. Currie............................................            2,000(2)                   *
Joseph F. Schatt............................................            3,000(2)                   *
All Executive Officers, Directors and Nominees
  for Director as a Group...................................          193,182(2)                11.7%

-------------------------
 * Less than 1%

(1) Ownership is direct with sole voting power and sole investment power unless otherwise indicated by footnote.

(2) Totals include shares underlying options exercisable within 60 days of March 6, 1996, as follows: Messrs. Emmett, McCleary, Thalacker, Mangold, Withrow and Cox, 5,000 shares each; Messrs. King and Currie 2,000 shares each; Mr. Mark, 18,750 shares; Mr. Israel, 6,000 shares; and Mr. Schatt, 3,000 shares.

(3) Included in the shares reported for Mr. King are 3,000 held by his wife as trustee of her trust.

(4) Messrs. Thalacker and Emmett are first cousins.

(5) Included in the shares reported for Mr. Emmett are 1,000 shares owned jointly with his wife, 11,189 shares owned by his wife, 100 shares owned by his minor son, and 11,864 shares held by Mr. Emmett as trustee.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

     The following information is furnished with respect to each person nominated for election as a director and each other person whose term of office as a director will continue after the Annual Meeting:

                               DIRECTOR
         NAME            AGE    SINCE             PRINCIPAL OCCUPATION DURING LAST 5 YEARS
----------------------   ---   --------   --------------------------------------------------------
NOMINEES FOR DIRECTORS OF THE FIRST CLASS
  WHOSE TERM OF OFFICE WILL EXPIRE IN 1999
JOHN F. MANGOLD.......   69      1993     Independent Consultant; President and Chief Executive
                                          Officer of the Corporation from September 1992 to
                                          January 1993; from July 1990 to January 1991 Mr. Mangold
                                          was the Vice President/Utility Steam Generators of ABB
                                          Combustion Engineering; from March 1990 to June 1990 and
                                          June 1991 to September 1991 Mr. Mangold served as a
                                          consultant to ABB Combustion Engineering; prior to that
                                          time, Mr. Mangold was the President of Resource Recovery
                                          Systems, a division of Combustion Engineering, Inc.
WILLIAM C. KING.......   51      1995     Chairman of the Board and Chief Executive Officer of the
                                          Corporation since January 1996; President and Chief
                                          Executive Officer of the Corporation from April 1995 to
                                          January 1996; Director of the Corporation since May
                                          1995; President and Chief Operating Officer of Masland
                                          Industries from 1992 to 1994; Vice President and Group
                                          Executive of Allied Signal prior to 1992.
NOMINEE FOR DIRECTOR OF THE THIRD CLASS
  WHOSE TERM OF OFFICE WILL EXPIRE IN 1998
THOMAS E. MARK........   43      1996     President and Chief Operating Officer of the Corporation
                                          since January 1996; President and General Manager of ABB
                                          Paint Finishing from 1990 to 1996; Director of Business
                                          Development ABB Flakt Alpha from March 1987 to December
                                          1989.
DIRECTORS OF THE SECOND CLASS
  WHOSE TERMS OF OFFICE WILL EXPIRE IN 1997
ROBERT A. EMMETT,        52      1984
  III.................                    Partner, Reed Smith Shaw & McClay, attorneys,
                                          Washington, D.C.
BENJAMIN W.              51      1990
  MCCLEARY............                    Partner, McFarland Dewey & Co., investment bankers, New
                                          York, New York.

                               DIRECTOR
         NAME            AGE    SINCE             PRINCIPAL OCCUPATION DURING LAST 5 YEARS
----------------------   ---   --------   --------------------------------------------------------
ARBIE R. THALACKER....   60      1980     Chairman of the Board of the Corporation from April 1993
                                          to January 1996, Partner, Shearman & Sterling,
                                          attorneys, New York, New York.
DIRECTORS OF THE THIRD CLASS
  WHOSE TERM OF OFFICE WILL EXPIRE IN 1998
JOHN D. WITHROW.......   63      1993     Consultant to Eaton Corporation; Member of the Board of
                                          Directors of A.P. Parts International; President of
                                          Lectron Products, Inc. until December 1994; Formerly
                                          Executive Vice President of Chrysler Corporation.
BRUCE W. COX..........   67      1968     President of B.W. Cox Company, manufacturers
                                          representative, N. Canton, Ohio.

     The information as to securities owned, business interests and other events and transactions of the directors and nominees, insofar as it was not within the knowledge of the Corporation, has been furnished by such persons.

CERTAIN BUSINESS RELATIONSHIPS

     Mr. Arbie R. Thalacker, a director of the Corporation, is a member of the firm of Shearman & Sterling, attorneys, New York, New York. Shearman & Sterling rendered legal services to the Corporation during 1995 and it is anticipated that the firm will render legal services to the Corporation during 1996.

     Mr. Robert A. Emmett, III, a director of the Corporation, is a member of the firm of Reed Smith Shaw & McClay, attorneys, Washington, D.C. Reed Smith Shaw & McClay rendered legal services to the Corporation during 1995 and it is anticipated that the firm will render legal services to the Corporation during 1996.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of the Corporation has an Audit Committee of non-employee directors, the members of which in 1995 were John F. Mangold (chairman), John D. Withrow and Arbie R. Thalacker. The Audit Committee held three meetings during the last fiscal year. The Audit Committee, as representative of the Board of Directors, meets with the independent auditors of the Corporation to review the manner of the auditing of the Corporation's accounts. The committee reviews with the auditors the methods of accounting, the internal accounting controls and procedures and the reports submitted by the auditors. The Audit Committee reviews the audit scope and the estimated amount of the audit fee. The Audit Committee also recommends to the Board of Directors the selection of the Corporation's independent public accountants.

     The Board of Directors also has a Compensation Committee of non-employee directors, the members of which in 1995 were Benjamin W. McCleary (chairman) Arbie R. Thalacker, and Robert A. Emmett, III. The Compensation Committee held two meetings during the last fiscal year. The committee reviews and recommends to the Board of Directors the salaries and other compensation of all officers of the Corporation. The committee also administers and grants options under the 1993 Stock Option Plan and 1994 Stock-Based Cash Incentive Plan.

     In January 1996, The Board of Directors formed a Finance Committee. Its members are Benjamin W. McCleary (chairman), William C. King, Arbie R. Thalacker and Thomas E. Mark. The primary function of the Finance Committee is to review and approve the Corporation's financing arrangements.

     The Board of Directors does not have a Nominating Committee.

     During the fiscal year ended December 31, 1995, the Board of Directors held nine regular meetings and four special meetings. Each incumbent director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by all committees of the Board on which he served.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS OF THE FIRST CLASS AND OF THE THIRD CLASS.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Compensation Committee of the Board of Directors (the "Committee") consisted of three members of the Board, none of whom are present officers or employees of the Corporation, or former officers of the Corporation. The Committee is responsible for reviewing and making recommendations to the Board with respect to compensation paid to all officers of the Corporation (the "Officers"). In addition, the Committee has been charged with the responsibility of administering and authorizing options or grants under the 1993 Stock Option Plan and the 1994 Stock-Based Cash Incentive Plan.

     No increases were made to the salaries of Officers or other key employees during 1995. Increased salary amounts appearing in the Summary Compensation Table for 1995 were the result of salary adjustments made in July 1994. In late 1995 the Committee met with the Chief Executive Officer to review his assessments of the performance of each Officer and other key employees and his recommendations for increases in responsibilities and compensation. The Committee concurred with these recommendations and, in turn, recommended them to the Board of Directors for implementation during 1996.

     In 1995 the Corporation did not have a bonus plan for Officers or key employees of the Corporation. The Committee reviewed with management the elements of a new Variable Compensation Plan ("VCP") that would be implemented for 1996. The VCP would pay a cash bonus to an executive, depending on the financial performance of the Corporation and its divisions. The bonus opportunity would range from 10% to 30% of salary. No bonus would be paid if the financial results were below 90% of the 1996 Budget and the maximum would be paid if the financial results were at 110% of the 1996 Budget, in each case after taking into account the accrual of bonuses. Corporate Officers' bonuses would be based entirely on the performance of the Corporation as a whole. Managers with divisional responsibilities would have 50% dependent on the division's performance and 50% dependent on corporate performance. The Committee concurred with the desirability of implementing such a plan to ensure the motivation of the Corporation's managers. The Committee discussed the economic impact the proposed plan would have at different levels of financial performance, both at the divisional level and the corporate level. The Committee recommended the adoption of the VCP to the Board. The Board approved the Committee's recommendation.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Joseph Wenzler resigned as President and Chief Executive Officer of the Corporation in April, 1995. Mr. Wenzler received his base salary through April, 1995 and severance payments under the terms of his employment agreement described under "Employment and Other Agreements".

     In April, 1995, Mr. William King was elected President and Chief Executive Officer of the Corporation. His initial employment contemplated that he would remain President and Chief Executive Officer until his successor was identified after a search conducted with the assistance of a nationally recognized search firm. His compensation was therefore established on a basis which reflected the amount of time he actually devoted to the affairs of the Corporation. In May, 1995 the Board elected Mr. King a Director of the Corporation and the Committee awarded him options covering 3,000 shares of common stock under the 1993 Stock Option Plan. The options are not exercisable until the first anniversary of the date of grant. This grant was made so that Mr. King had the same number of stock options that he would have received if he had been elected an outside Director of the Corporation.

     As the year progressed, the Board concluded that the Corporation would be best served if Mr. King agreed to stay on as Chairman and Chief Executive Officer and the search redirected to seek a President and

Chief Operating Officer. Mr. King agreed on the basis that he receive a salary of $100,000 per year for spending approximately 25% of his normal working days on Corporation matters, plus performance based compensation and stock options appropriate to his contribution. The Committee recommended to the Board that this arrangement be accepted and the Board of Directors approved the Committee's recommendation.

     In January, 1996 Thomas Mark was elected President and Chief Operating Officer of the Corporation.

                         Benjamin W. McCleary, Chairman
                             Robert A. Emmett, III
                               Arbie R. Thalacker
                     Members of the Compensation Committee

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Arbie R. Thalacker is a member of the law firm of Shearman & Sterling, New York, New York, which rendered legal services to the Corporation during 1995 as described under "Certain Business Relationships". Robert A. Emmett, III is a member of the law firm of Reed Smith Shaw & McClay, Washington, D.C., which rendered legal services to the Corporation during 1995 as described under "Certain Business Relationships".

                             EXECUTIVE COMPENSATION
                             AND OTHER TRANSACTIONS

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the total compensation earned in each of the last three years by the Corporation's Chief Executive Officer and the other most highly compensated executive officers who earned more than $100,000 in total annual salary and bonus.

                                                                               LONG TERM COMPENSATION
                                                                    ---------------------------------------------
                                                                                                   PAYOUTS
                                                                                             --------------------
                                                                           AWARDS              LONG
                                         ANNUAL COMPENSATION        ---------------------      TERM
                                     ---------------------------    RESTRICTED               INCENTIVE
    NAME AND PRINCIPAL               SALARY       BONUS    OTHER      STOCK       OPTIONS      PLAN         ALL
         POSITION            YEAR      ($)         ($)      ($)        ($)          (#)         ($)        OTHER
---------------------------  ----    -------      -----    -----    ----------    -------    ---------    -------
J. L. Wenzler..............  1995     63,077                                                              141,923(2)
  President and CEO(1)       1994    205,000
  (1/93 to 4/95)             1993    197,904      7,000                            75,000                  36,695(2)

W. C. King.................  1995    179,267                                        3,000(3)
  President and CEO(1)       1994
  (4/95 to 1/96)             1993

G. J. Israel...............  1995    135,000
  Vice President, Treasurer  1994    129,615
  and CFO                    1993    102,885      4,500                            10,000          (4)

R. M. Currie...............  1995    125,000
  General Counsel            1994    125,000                                                       (4)
  and Secretary              1993     54,446(5)     600                             5,000

J. F. Schatt...............  1995    103,400
  Vice President,            1994     98,374                                                       (4)
  Administration             1993     63,269(6)   4,000                             5,000

D. R. Crandell.............  1995    110,130
  Vice President,            1994    107,387
  Commercial Development     1993     97,923      2,400                                            (4)

-------------------------
(1) In April 1995 Mr. Wenzler resigned, and Mr. King was hired as President and Chief Executive Officer.

(2) Mr. Wenzler's "All Other" compensation in 1993 reflects moving and relocation expenses of $10,695 and a brokerage fee on the sale of his home of $26,000, which was paid pursuant to his employment agreement with the Corporation. His "All Other" compensation in 1995 reflects severance payments.

(3) On May 22, 1995 in connection with his election as a director, Mr. King received options to purchase 3,000 shares of Common Stock at the then market price of $8.00 per share. The options are exercisable commencing May 22, 1996.

(4) On December 20, 1993, Messrs. Israel, Currie, Schatt and Crandell were each awarded 4,000 Share Units under the Corporation's 1994 Stock-Based Cash Incentive Plan. The fair market value of the Common Stock of the Corporation at December 31, 1995 did not exceed the initial value of the Share Units.

(5) Mr. Currie was hired by the Corporation effective July 16, 1993. He was named Secretary of the Corporation in 1994.

(6) Mr. Schatt was hired by the Corporation effective April 19, 1993.

     The Corporation has a defined benefit retirement plan (the "Retirement Plan") which is qualified under the Internal Revenue Code. The participants are all salaried and all non-union employees of the Corporation. Benefits are, in general, based upon annual salary and length of service. The amount of the Corporation's annual contribution to the Retirement Plan is determined for the total of all participants covered by the plan, and the amount of payment in respect of a specified person is not and cannot readily be separated or individually calculated by the regular actuaries for the plan. Of the current annual compensation reported in the Summary Compensation Table above for all participants, approximately 96% is covered by the Retirement Plan. The table below illustrates the amount of annual pension benefits payable to a person in specified average annual compensation and years of service classifications, assuming retirement in 1996. The Retirement Plan is integrated with Social Security benefits and the amounts payable upon retirement shown in the table are net of Social Security benefits offsets.

           BENEFIT EXAMPLES -- ANNUAL BENEFIT AT AGE 65 IN 1996(1)(2)

                                                                           YEARS OF SERVICE
                      AVERAGE ANNUAL                         --------------------------------------------
                       COMPENSATION                          10 YEARS    20 YEARS    30 YEARS    40 YEARS
----------------------------------------------------------   --------    --------    --------    --------
   $ 75,000...............................................     9,004      18,007      27,011      37,512
   $100,000...............................................    12,754      25,507      38,261      52,512
   $125,000...............................................    16,504      33,007      49,511      67,512
   $150,000(3)............................................    20,254      40,507      60,761      82,512

-------------------------
(1) Based on the Social Security law in effect on January 1, 1996 and the Retirement Plan formula in effect on January 1, 1996.

(2) Internal Revenue Code Section 415 limit is $120,000.

(3) Compensation in excess of $150,000 is not recognized.

     The years of credited service and average annual compensation covered by the Retirement Plan for the current employees named in the Summary Compensation Table were respectively as follows: W.C. King 1 year and $150,000; G.J. Israel 3 years and $129,706; R.M. Currie 3 years and $121,538; J.F. Schatt 3 years and $99,391; and D.R. Crandell 4 years and $96,086.

EMPLOYMENT AND OTHER AGREEMENTS

     In January 1993 the Corporation and Joseph L. Wenzler entered into an employment agreement naming Mr. Wenzler President and Chief Executive Officer of the Corporation. In April 1995, Mr. Wenzler resigned. During 1995, Mr. Wenzler received $63,007 in salary and severance payments of $141,923 under the agreement. All options granted to Mr. Wenzler under the employment agreement have expired unexercised.

     On October 1, 1995, the Corporation and William C. King entered into an employment agreement which replaced a temporary agreement executed in April of 1995. Under the October agreement, Mr. King is to serve as President and Chief Executive Officer with the understanding that, upon the hiring of a chief operating officer, he would continue as Chief Executive Officer. The agreement has a five year term and provides for a salary of $100,000 per year plus $200 per hour to a maximum of $1,350 per day for days in excess of a minimum five days of service per month. The agreement also provides that Mr. King will participate in the Corporation's medical and life insurance plan (and be entitled, in certain circumstances, for retiree medical coverage) and be eligible for option grants and annual bonuses. Under the terms of the employment agreement, Mr. King will also be entitled to a supplemental pension upon his termination of employment with the Corporation based upon the formula in the Retirement Plan, but increased for additional credited service in accordance with the terms of the agreement. The agreement includes severance terms providing two years' salary and two years' medical benefits if Mr. King is terminated before expiration of the agreement's term for a reason other than Cause or Disability or if he resigns for Good Reason (as such terms are defined in the agreement).

     On January 22, 1996, the Corporation and Thomas E. Mark entered into an employment agreement naming Mr. Mark President and Chief Operating Officer. The agreement has a three year term but extends on each anniversary date for an additional year unless either party declines the extension. It provides for a salary of $238,000 per year and a signing bonus of $40,000. The agreement provides that Mr. Mark will participate in the Corporation's medical and life insurance plans and be eligible for option grants and annual bonuses. The agreement also provides for a supplemental pension upon his termination of employment, subject to certain vesting and other conditions set forth in the agreement. The full amount of the pension will equal 50% of his final salary and will be earned if Mr. Mark completes five (5) years of employment with the Corporation. The agreement includes severance terms providing six months' salary and six months' medical benefits if Mr. Mark is terminated before the expiration of the agreement's term for a reason other than Cause or Disability or if he resigns for Good Reason (as such terms are defined in the agreement). Under the agreement, he is also entitled to receive his salary and medical benefits for an additional period, up to 18 months, during which he is seeking new employment.

     On February 22, 1993 the Corporation and Gerald J. Israel entered into an employment agreement naming Mr. Israel Chief Financial Officer and Vice President, Finance, effective February 23, 1993. Mr. Israel was named Treasurer in 1994. The agreement provides for an initial base salary of $125,000, and Mr. Israel will be afforded the opportunity to earn an annual bonus. It provides medical benefits, life insurance, and full vesting in the Retirement Plan after five full years of employment. The employment agreement further provides for a severance payment of three months' salary if the Corporation terminates Mr. Israel's employment in the first year of service, to be increased by one month per each year of service thereafter to a maximum of twelve months' salary.

     On June 23, 1993 the Corporation and Robert M. Currie entered into an employment agreement naming Mr. Currie General Counsel of the Corporation, effective as of July 16, 1993. Mr. Currie was named Secretary of the Corporation in 1994. The agreement has a three year term and will automatically be extended for additional one year periods unless earlier terminated. It provides for an initial base salary of $125,000, and Mr. Currie will be afforded the opportunity to earn an annual bonus. It provides medical benefits, life insurance, and full vesting in the Retirement Plan after five full years of employment. The employment agreement further provides for a severance payment of 18 months' salary in the event the Corporation terminates Mr. Currie's employment for a reason other than "Cause" (as defined in the agreement).

     On April 19, 1993, the Corporation and Joseph F. Schatt entered into an employment agreement naming Mr. Schatt Vice President, Human Resources. In 1995 his title was changed to Vice President, Administration. The agreement has no set term. It provides for an initial base salary of $88,000 and that he is eligible for an annual bonus. The agreement also provides medical and life insurance benefits and full vesting in the Retirement Plan after five full years of employment. The employment agreement further provides for a severance payment of three months' salary if the Corporation terminates Mr. Schatt's employment in the first year of service, to be increased by one month per year thereafter to a maximum of twelve months' salary.

     Each of the named executive officers have received various option grants under the Corporation's 1993 Stock Option Plan. The Corporation also maintains the 1993 Stock Option Plan For Outside Directors. Both plans provide for the immediate vesting and acceleration of options upon a Change in Control (as defined in the plans) of the Corporation.

                      1994 STOCK-BASED CASH INCENTIVE PLAN

     On December 15, 1993 the Board of Directors adopted the 1994 Stock-Based Cash Incentive Plan of Detrex Corporation (the "Incentive Plan"). The Incentive Plan provides for grants of "Share Units", the value of which is determined by reference to the increase, over a "Performance Cycle" beginning January 1, 1994 and ending March 31, 1997, in the fair market value of the Common Stock. Subject to certain limits set forth in the Incentive Plan, the value of Share Units will be paid in cash to participants following the end of the Performance Cycle. The initial value of the Share Units under the Incentive Plan is $12.75 per unit for senior executives designated as such in the plan, and $11.75 per unit for all other participants.

     The Incentive Plan is administered, and Share Units are granted under the plan, by the Compensation Committee. The Chief Executive Officer and Chief Operating Officer do not participate in the Incentive Plan. As of March 1, 1996, 53 employees of the Corporation held 33,850 Share Units.

     A participant who ceases to be employed by the Corporation prior to the end of the Performance Cycle will forfeit all Share Units granted to such participant; provided, however, that if termination is due to death or disability of the participant, then the participant will receive an award based upon the "Appreciation Value" of the Share Units calculated using the value of the Common Stock as of the date of termination of employment unless, in the event of disability, the Compensation Committee decides to permit the participant to hold the Share Units for a longer period as provided in the Incentive Plan. In the event of a Change in Control (as defined in the Incentive
Plan) of the Corporation prior to the end of the Performance Cycle, each participant, who is in the employ of the Corporation on or immediately prior to the date of such Change in Control, will receive a payment with respect to his or her Share Units based upon the higher of the value of the Common

Stock at the time or the highest price paid per share in connection with the Change in Control. The rights of a participant with respect to Share Units may not be assigned or transferred, otherwise than by will or by the laws of descent and distribution. Neither the Incentive Plan nor any action taken thereunder may be construed as giving any employee any right to be retained in the employ of the Corporation.

DIRECTOR COMPENSATION

     A director of the Corporation who is not an employee of the Corporation or its subsidiaries is paid for his services as a director $675 per month plus $405 and reasonable expenses for each Board of Directors meeting attended, and $135 and reasonable expenses for each committee meeting attended. Mr. Thalacker received no additional compensation for serving as Chairman of the Board in 1995.

     A Stock Option Plan for Outside Directors was approved by the shareholders at the 1993 Annual Meeting. In 1995, options to purchase 1,000 shares (with an exercise price of $8.25) were granted on May 1 to John F. Mangold, Robert A. Emmett, III, Benjamin W. McCleary, Arbie R. Thalacker, Bruce W. Cox, and John D. Withrow. The options are exercisable as of May 1, 1996. The options will terminate at the earliest of the tenth anniversary of the date of grant, the first anniversary of the director's resignation, removal or termination as a member of the Board, or the date of the director's removal from the Board for Cause (as defined in the plan).

                               PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Common Stock for the last five fiscal years with the cumulative total return on the NASDAQ Index and the Chemicals-Specialty Index over the same period (assuming an investment of $100 in the Common Stock, NASDAQ Index and the Chemicals-Specialty Index on December 31, 1990, and reinvestment of all dividends). The common stock of each of the following companies is included in the Chemicals-Specialty Index: Air Products, Betz Laboratories, Cabot Corporation, Ethyl Corporation, Grace (WR) and Company, Great Lakes Chemical, Lubrizol Corporation, Morton International, Nalco Chemical, Praxair Inc., and Sigma Aldrich Corporation.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         AMONG DETREX CORPORATION, THE NASDAQ STOCK MARKET -- US INDEX
                                AND A PEER GROUP

      MEASUREMENT PERIOD                          CHEMICALS-
    (FISCAL YEAR COVERED)        DETREX CORP.      SPECIALTY     NASDAQ INDEX
1990                                       100             100             100
1991                                        57             149             161
1992                                        61             163             187
1993                                        88             168             215
1994                                        78             158             210
1995                                        40             200             296

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information about option grants in the last fiscal year for each of the executive officers included in the Summary Compensation Table. In 1995, no other executive officer of the Corporation received stock options. The Corporation did not grant any stock appreciation rights.

                                                     PERCENT OF
                                                        TOTAL
                                      NUMBER OF        OPTIONS
                                      SECURITIES     GRANTED TO
                                      UNDERLYING      EMPLOYEES      EXERCISE OR                    GRANT DATE
                                       OPTIONS        IN FISCAL      BASE PRICE      EXPIRATION       PRESENT
               NAME                   GRANTED(#)        YEAR           ($/SH)           DATE        VALUE($)(1)
-----------------------------------   ----------     -----------     -----------     ----------     -----------
W.C. King..........................      3,000           100%            8.00          5/22/05        $14,322

-------------------------
(1) Based on the Black-Scholes option valuation model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include (i) an expected volatility of .42 based upon the prior ten years of month-end closing stock prices of the Common Stock, (ii) a risk-free rate of return of 6.61%, which approximates the 10-year Treasury Bond rate, and
    (iii) a ten year period from time of grant until exercise.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

     The following table shows aggregate option exercises in the last fiscal year and fiscal year-end option values for the executive officers included in the Summary Compensation Table who were executive officers at the end of 1995. In 1995, no other executive officer of the Corporation who was such at the end of the year earned more than $100,000 in total 1995 annual salary and bonus and also received stock options.

                                                                               NUMBER OF
                                                                              SECURITIES         VALUE OF
                                                                              UNDERLYING        UNEXERCISED
                                                                              UNEXERCISED      IN-THE-MONEY
                                                  SHARES                      OPTIONS AT        OPTIONS AT
                                                ACQUIRED ON      VALUE        YEAR-END(#)       YEAR-END($)
                                                 EXERCISE       REALIZED     EXERCISABLE/      EXERCISABLE/
                    NAME                            (#)           ($)        UNEXERCISABLE     UNEXERCISABLE
---------------------------------------------   -----------     --------     -------------     -------------
W.C. King....................................        0              0              0/3,000          0/0
R. M. Currie.................................        0              0          2,000/3,000          0/0
G. J. Israel.................................        0              0          4,000/6,000          0/0
J. F. Schatt.................................        0              0          2,000/3,000          0/0

                   SHAREHOLDERS' ADVISORY COMMITTEE PROPOSAL

     THE FOLLOWING PROPOSAL HAS BEEN INCLUDED IN THIS PROXY STATEMENT PURSUANT TO RULE 14A-8 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. THE BOARD OF DIRECTORS OF DETREX BELIEVES THE PROPOSAL IS UNNECESSARY, INEQUITABLE AND WASTEFUL. THE BOARD OF DIRECTORS AND MANAGEMENT STRONGLY RECOMMEND THAT ALL SHAREHOLDERS VOTE THEIR SHARES AGAINST THIS PROPOSAL AT THE ANNUAL MEETING.

The Proposal

     RESOLVED, that the stockholders of Detrex Corp. Inc. add the following as
Section 12, ARTICLE II of the Corporation's By-Laws to establish a Stockholders' Advisory Committee:

     Section 12. Stockholders' Advisory Committee. The Corporation shall have a Stockholders' Advisory Committee ("Committee") to advise the Board of Directors (the "Board") on the views and interests of stockholders. A majority of the entire Board shall meet with the Committee on a quarterly basis. The Committee shall serve in an advisory capacity only. The Committee shall serve without cost to the Corporation, except that the Committee shall be reimbursed for normal travel if approved by the Board.

     The Committee shall be composed of (a) one designee from each of the five stockholders that, as of the immediately preceding record date, beneficially own the greatest number of shares of the Corporation's common stock and that elect to join the Committee ("Largest Stockholder Members") and (b) two additional individual stockholders or their designees ("Individual Stockholder Members"), elected by a majority vote of the Largest Stockholder Members. Largest Stockholder Members and Individual Stockholder Members (collectively "Members") shall be nominated by submitting, in writing, to the Secretary of the Corporation within 10 days following each annual meeting of stockholders, the designee's name and proof of the nominating holders' beneficial ownership. Members must beneficially own or represent beneficial owners of at least 1,000 shares of the common stock of the Corporation; no officer or director of the Corporation may be a Member; no Member may serve more than three consecutive years; vacancies shall not be filled except during reconstitution of the Committee.

     The Board shall ensure the formation of the Committee, and its annual reconstitution, within 45 days after each annual meeting of stockholders.

     The above proposal was submitted to Detrex for inclusion in this Proxy Statement by Gerald B. Rivlin, 1404 Blackheath, Riverwoods, Illinois 60015 on November 17, 1995, who subsequently advised Detrex that as of November 27, 1995 he held 14,500 shares of Detrex common stock.

GERALD B. RIVLIN'S STATEMENT IN SUPPORT OF THE PROPOSAL

     A Stockholders' Advisory Committee would provide an organized forum to allow stockholders to regularly express their views to the Board. Such a forum is particularly warranted at this time due to the following set of circumstances affecting the interest of all stockholders:

     The book value and price value have eroded to levels that for all practical purposes would present the appearance of financial difficulty. The company has had frequent changes of management and, as of the present, has not established permanent full time management. The above Committee would help to tackle the numerous problems of the corporation and share responsibility for the rejuvenation of the corporation.

DETREX STATEMENT IN OPPOSITION TO THE PROPOSAL

     THE BOARD OF DIRECTORS OF DETREX BELIEVES THAT THE PROPOSAL IS UNNECESSARY AND INEQUITABLE AND COULD RESULT IN A WASTE OF CORPORATE ASSETS. THE BOARD OF DIRECTORS AND MANAGEMENT STRONGLY RECOMMEND THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors is elected by all shareholders and includes several individuals who have significant holdings of Detrex common stock. The Board is entrusted by shareholders to exercise its independent business judgment to see that the business and affairs of Detrex are managed for the benefit of ALL shareholders. Management communicates to all shareholders on a regular basis and has always encouraged shareholders to communicate their views to management and to attend all shareholder meetings where they can express their views in person. The Detrex management team is the strongest it has been in many years. The Chairman and Chief Executive Officer and the newly elected President and Chief Operating Officer both have outstanding business histories with substantially larger companies. They will continue to consider carefully all views expressed by shareholders.

     The Board of Directors believes that the proposed committee would unnecessarily complicate the information flow between management and shareholders. The proposed committee would divert the Board's attention from the oversight of Detrex to the demands of a few self-interested shareholders who, unlike the Board, would have no fiduciary responsibilities to the shareholders. Moreover, the legality of the proposed committee is unclear. Detrex's counsel has reviewed Michigan law and has not found any direct support for the formation of such an unusual committee.

     If the proposal is adopted, the Board would be required to meet with the proposed committee on a quarterly basis and Detrex would be required to reimburse the committee for travel expenses if approved by the Board. The proposal does not limit the number of meetings which the committee may conduct. As has previously been reported to the shareholders, Detrex has undertaken substantial measures in an attempt to streamline its operations, and the Board does not believe the additional expense and use of human resources contemplated by this proposal would be justified. Since the committee would have no fiduciary responsibility to the shareholders, there could be no assurance that such expense and use would benefit shareholders in general.

     The Board also believes that the proposed committee would unfairly discriminate between shareholders by creating an information flow which would only be available to a few large shareholders, one or more of whom could have special interests or motives contrary to the interests of the shareholders in general.

     Finally, this proposal is almost identical to a proposal defeated by a substantial majority of shares at the Detrex 1992 annual meeting. Thus Detrex shareholders, by a large majority, rejected the creation of a shareholders advisory committee.

     In summary, the Board of Directors strongly believes that the proposed committee would unfairly and wastefully allocate Detrex's human and financial resources for the benefit of only a few self-interested shareholders.

     For the reasons stated above, the Board of Directors and Management strongly recommend that all shareholders vote their shares AGAINST this proposal.

     The affirmative vote of a majority of Detrex common stock issued and outstanding and entitled to vote at the Annual Meeting is required for the approval of this proposal.

                         RELATIONSHIP WITH INDEPENDENT
                               PUBLIC ACCOUNTANTS

     Deloitte & Touche LLP, certified public accountants, have audited the accounts of the Corporation for over 36 years and have been selected by the Corporation to continue in that capacity during 1996. This selection was approved by the Audit Committee and by the Board of Directors.

     Deloitte & Touche LLP plans to have a representative attend the Annual Meeting who will be available to respond to appropriate questions and who will have the opportunity to make a statement if the representative desires to do so.

                            SOLICITATION OF PROXIES

     The expenses in connection with the solicitation of the enclosed form of proxy, including clerical work, printing and postage, will be borne by the Corporation. In addition to the use of the mails, directors, officers, or employees of the Corporation or its subsidiaries may make solicitations in person or by telephone without special compensation. The Corporation has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies at an estimated cost of $1,500 plus reimbursement of reasonable expenses. The Corporation will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy material to beneficial owners.

                           PROPOSALS OF SHAREHOLDERS

     Proposals of shareholders intended to be presented at the 1997 Annual Meeting must be received by the Secretary, Detrex Corporation, P.O. Box 5111, Southfield, Michigan 48086-5111 no later than November 25, 1996.

                           AS TO OTHER MATTERS WHICH
                          MAY COME BEFORE THE MEETING

     The Board of Directors does not intend to bring any other matters before the meeting and has not been informed of such an intention by any other person. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote said proxies in accordance with their judgment on such matters.

     It is important that the proxies be returned promptly. Therefore, shareholders are requested to execute and return the enclosed proxy to which no postage need be affixed if mailed in the United States.

                                          By Order of the Board of Directors

                                          ROBERT M. CURRIE
                                          Secretary

Dated: March 25, 1996

                                                            REVOCABLE PROXY
                                                          DETREX CORPORATION
                                 24901 NORTHWESTERN HIGHWAY, SUITE 500, SOUTHFIELD, MICHIGAN 48075
                                                   ANNUAL MEETING APRIL 25, 1996
                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ROBERT A. EMMETT, III, BENJAMIN W. McCLEARY and ARBIE R. THALACKER, and each of them, with power of substitution to each, proxies of the undersigned, to vote at the Annual Meeting of Shareholders of Detrex Corporation (the
"Corporation") to be held on the 25th day of April, 1996, and at any and all postponements and adjournments of said meeting, all of the shares of the stock of the Corporation which the undersigned may be entitled to vote with all the powers the undersigned would possess, if then and there personally present.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

This proxy may be revoked at any time prior to said meeting and the undersigned reserves the right to attend such meeting and vote said stock in person.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, dated March 25, 1996, the Proxy
Statement furnished herewith and the Annual Report of the Corporation for 1995.

                        _____________________________________________________________________________
---------------------- /PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE./----------------------------
                       ---------------------------------------------------------------------------
 Please sign this Proxy exactly as your name appears hereon.  Joint owners should each sign personally.  Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign.  If a corporation, this signature should be that of an authorized officer who should state his or her title.
----------------------------------------------------------------------------------------------------------------------------------


HAS YOUR ADDRESS CHANGED?                                                       DO YOU HAVE ANY COMMENTS?

______________________________________________________                          __________________________________________________

______________________________________________________                          __________________________________________________

______________________________________________________                          __________________________________________________


/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE                                                                                        With-    For All
                                                                                                    For       held     Except

    UNLESS OTHERWISE SPECIFIED, THE SHARES REPRESENTED                1.)  Election of Directors    / /       / /       / /
    BY THIS PROXY SHALL BE VOTED "FOR" ITEM 1 AND
    "AGAINST" ITEM 2.  THIS PROXY WILL BE VOTED IN THE                                   Directors of the First Class:
    DISCRETION OF THE PROXIES NAMED ON THE REVERSE SIDE                               JOHN F. MANGOLD AND WILLIAM C. KING
    WITH RESPECT TO ANY OTHER MATTERS WHICH MAY                                          Director of the Third Class:
    PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS                                       Thomas E. Mark
    OR ADJOURNMENTS THEREOF.
                                                                           THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                                                                           VOTE FOR ITEM 1.

         RECORD DATE SHARES:
    ______________________________________________________                 ________________________________________________________
                                                                         To withhold authority for an individual nominee, check
                                                                         the box entitled For All Except and write that nominee's
                                                                         name in the space above.
                   REGISTRATION
                                                                                                            For   Against  Abstain
    ____________________________________________________            2.)  Individual Shareholder proposal
                                                                           to amend the Bylaws to create a    / /    / /      / /
                                                                           Shareholders Committee.
                                                       ______________
    Please be sure to sign and date this Proxy.   Date _____________     THE BOARD OF DIRECTORS RECOMMENDS THAT
    _________________________________________________________              SHAREHOLDERS VOTE AGAINST ITEM 2.


    _____Shareholder sign here _____Co owner sign here______             Mark box at right if comments or address change
                                                                         have been noted on reverse side of this card.     / /

        DETACH CARD
